Exhibit 99.1

Albany International Reports Second-Quarter Results

Second-Quarter Highlights

  Net income per share was $0.20, after reductions of $0.47 from net restructuring charges, idle-capacity costs related to restructuring, and costs related to continuing performance-improvement initiatives. Discrete income tax adjustments reduced net income by $0.01 per share. Net income per share for Q2 2007 was $0.15, after expenses related to restructuring and performance-improvement initiatives reduced net income per share by $0.31, and discrete tax adjustments increased net income per share by $0.09.
  Net sales from continuing operations were $297.2 million, an increase of 15.8 percent compared to the same period last year.
  Net sales in the Paper Machine Clothing (PMC) segment increased 8.2 percent compared to the same period last year.
  Net sales in the Engineered Composites segment increased 95.7 percent compared to the same period last year. The segment had a Q2 2008 operating loss of $0.2 million, compared to a $1.7 million loss in Q2 2007.
  Compared to the same period last year, net sales in the Door Systems and Engineered Fabrics segments increased 46.6 percent and 5.5 percent, respectively.
  Earnings before interest, taxes, depreciation, and amortization (EBITDA) were $28.8 million in the second quarter of 2008, compared to $21.5 million in the same quarter of 2007. Included in second-quarter EBITDA are expenses related to restructuring and performance- improvement initiatives totaling $17.5 million in 2008, and $12.1 million in 2007.

ALBANY, N.Y.--(BUSINESS WIRE)--Albany International Corp. (NYSE:AIN) reported second-quarter net income per share of $0.20, after reductions of $0.47 from net restructuring charges, idle-capacity costs related to restructuring, and costs related to continuing performance-improvement initiatives. Discrete income tax adjustments reduced net income by $0.01 per share.

Net income per share for Q2 2007 was $0.15, after expenses related to restructuring and performance-improvement initiatives reduced net income per share by $0.31, and discrete tax adjustments increased net income per share by $0.09.

In July 2008, the Company closed on the sale of its Filtration Technologies business, the principal operations of which are in Gosford, Australia, and Zhangjiagang, China. At closing, the Company received $45.5 million, which amount is subject to certain post-closing adjustments. The Company does not expect these post-closing adjustments to reduce the purchase price. The activities of this business are reported as a discontinued operation in the second-quarter financial statements and, accordingly, are excluded from Tables 1, 2, and 3, below.

Net sales from continuing operations increased $40.5 million, or 15.8 percent compared to the same period last year. Excluding the effect of changes in currency translation rates, net sales increased 7.9 percent as shown in Table 1, below:

Table 1
	Net Sales Three Months ended June 30,		Percent Change	Impact of Changes in Currency Translation Rates	Percent Change excluding Currency Rate Effect
(in thousands)	2008	2007
Paper Machine Clothing	$199,477	$184,399	8.2%	$12,138	1.6%
Albany Door Systems	48,845	33,324	46.6%	5,500	30.1%
Engineered Fabrics	27,255	25,842	5.5%	2,229	-3.2%
Engineered Composites	13,977	7,143	95.7%	-	95.7%
PrimaLoft® Products	7,647	5,971	28.1%	283	23.3%
Total	$297,201	$256,679	15.8%	$20,150	7.9%

Gross profit was 34.7 percent of net sales in the second quarter of 2008, compared to 36.8 percent in the same period of 2007. The difference was principally due to costs associated with performance-improvement initiatives. As described in the paragraphs that follow Table 3, costs associated with idle-capacity and performance-improvement initiatives were $7.9 million in Q2 2008 and $0.8 million in Q2 2007.

Selling, technical, general, and research (STG&R) expenses were 29.3 percent of net sales in the second quarter of 2008, compared to 31.7 percent in the second quarter of 2007. STG&R expenses were $86.9 million in the second quarter of 2008, in comparison to $81.4 million in the second quarter of 2007. Compared to Q2 2007, Q2 2008 STG&R expenses included a $5.8 million increase in expenses related to the effect of changes in currency translation rates, a $3.7 million increase in expenses related to performance-improvement initiatives, and a $1.0 million reduction in expenses related to incentive compensation resulting from the Company’s lower share price.

Operating income was $14.5 million in the second quarter of 2008, compared to $5.9 million for the same period of 2007.

The following table presents segment operating income:

Table 2
	Operating Income Three Months ended June 30,
(in thousands)	2008	2007
Paper Machine Clothing	$27,427	$23,592
Albany Door Systems	4,322	(2,189)
Engineered Fabrics	3,577	4,429
Engineered Composites	(225)	(1,697)
PrimaLoft® Products	1,685	1,577
Research expenses	(8,288)	(5,705)
Unallocated expenses	(13,972)	(14,100)
Total	$14,526	$5,907

Second-quarter segment operating income included the following expenses associated with restructuring and performance-improvement initiatives:

Table 3
	Q2 2008				Q2 2007
(in thousands)	Restructuring and Other, Net	Idle- capacity Costs at Plants Closing	Performance- improvement Initiatives	Total	Restructuring and Performance- improvement Initiatives
Paper Machine Clothing	$628	$1,734	$7,224	$9,586	$5,049
Albany Door Systems	322	-	78	400	2,224
Research expenses	1,826	-	-	1,826	-
Unallocated expenses	(1,044)	-	6,760	5,716	4,782
Total	$1,732	$1,734	$14,062	$17,528	$12,055

Q2 2008 net restructuring costs totaled $1.7 million ($0.05 per share) and included costs associated with the shutdown of the Company’s Mansfield, Massachusetts, facility, and residual costs related to previously announced restructuring in PMC and Albany Door Systems. Those expenses were partially offset by a restructuring-related curtailment gain of $1.0 million.

Q2 2008 idle-capacity costs of $1.7 million ($0.05 per share) are related to previously announced closures of PMC plants in the U.S. The Company expects idle-capacity costs at these plants to be significantly lower in the third and fourth quarters.

Q2 2008 performance-improvement costs, other than idle-capacity costs, totaled $14.1 million ($0.37 per share), of which $6.2 million was reported in cost of goods sold, and $7.9 million was reported in STG&R expenses. Items charged into costs of goods sold include $4.3 million for equipment relocation and $1.7 million related to the new capacity start-up in China. Costs for equipment relocation will continue in future quarters, but are expected to be lower than Q2 2008. Start-up costs related to the greenfield PMC plant in China will continue until the anticipated production launch late in the third quarter. Due to underutilization of the facility and high depreciation costs relative to production rates during the ramp-up period, the Company expects the plant to show losses through the middle of 2009.

Performance-improvement costs reported as STG&R expenses included $5.3 million related to the implementation of SAP and the final $1.4 million of consulting fees related to the establishment of the global procurement organization. The Company expects that quarterly SAP implementation expenses will decrease to approximately $4 million in the third and fourth quarters of 2008, approximately $2 million in the first two quarters of 2009, and $1 million in Q3 2009. Additionally, the Company expects to begin recording approximately $1 million of quarterly amortization expense related to the SAP implementation.

Q2 2007 costs for restructuring and performance-improvement initiatives amounted to $12.1 million, of which $7.1 million was reported as restructuring, $4.2 million was included in STG&R expenses, and $0.8 million was included in cost of goods sold.

The effective second-quarter income tax rate before discrete tax items was 20 percent in 2008 and 25 percent in 2007. Included in second-quarter income tax expense are discrete tax adjustments that decreased net income by $0.01 per share in 2008 and increased 2007 net income per share by $0.09.

Net cash provided by operating activities was $15.2 million in the second quarter of 2008, compared to $17.4 million for the same period of 2007. Capital spending during the second quarter of 2008 was $41.9 million, and totaled $73.6 million for the first six months of 2008. The Company expects capital spending to be approximately $150 million in 2008 and $70 million in 2009. Depreciation and amortization were $15.2 million and $1.2 million, respectively, for the second quarter of 2008. Depreciation and amortization are estimated to be $64 million and $7 million for 2008, and $73 million and $9 million for 2009.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) were $28.8 million in the second quarter of 2008, compared to $21.5 million in the same quarter of 2007. Included in second-quarter EBITDA are expenses related to restructuring and performance-improvement initiatives totaling $17.5 million in 2008, and $12.1 million in 2007.

Paper Machine Clothing (PMC)

This segment includes Paper Machine Clothing and Process Belts used in the manufacture of paper and paperboard products.

Q2 2008 net sales increased 8.2 percent compared to the second quarter of 2007. Excluding the effect of currency translation rates, net sales increased 1.6 percent. PMC gross profit as a percentage of net sales decreased from 39.3 percent in Q2 2007 to 37.2 percent in Q2 2008. However, the PMC gross profit percentage shows improvement when excluding costs associated with idle-capacity and performance-improvement initiatives.

Compared to the second quarter of 2007, trade sales in the Americas Business Corridor declined 1.0 percent. Trade sales in South America increased 5.2 percent, while sales in North America declined 2.0 percent due to lower sales in Canada. Lower operating costs from plant closings and performance-improvement initiatives in North America helped to offset top-line pressures in the corridor.

In Western Europe, compared to the second quarter of 2007, trade sales in euros increased 8.4 percent as lower average prices were more than offset by higher volume. Despite lower prices, operating income improved due to higher sales volume and lower costs resulting from previously announced restructuring and performance-improvement activities.

Trade sales in the Pacific Business Corridor were 6.6 percent higher than the second quarter of 2007, led by strong growth in China. The new capacity in Asia continues to come onstream as planned.

Albany Door Systems (ADS)

This segment includes products, parts, and service sales of High Performance Doors to a variety of industrial customers.

Net sales in Europe in euros were up 24.7 percent compared to the second quarter of 2007. This increase was due to the continued strength in product sales and growth in the aftermarket. Compared to last year, operating income improved due to both higher sales and the 2007 consolidation of European manufacturing operations.

In North America, net sales increased 43.5 percent compared to the same period last year. Most of this increase was due to the second-quarter 2007 R-Bac acquisition. The U.S. market continues to be negatively affected by the construction slowdown.

Albany Engineered Composites (AEC)

This segment includes sales of specialty materials and composite structures for aircraft and other applications.

Net sales increased 95.7 percent compared to the second quarter of 2007. AEC generated an operating loss of $0.2 million during the quarter, compared to a loss of $1.7 million in the second quarter of 2007. The improvement was due to both higher sales and better operating efficiencies.

Albany Engineered Fabrics

This segment includes sales of a variety of products similar to PMC for application in the corrugator, pulp, nonwovens, building products, tannery, and textile industries.

Excluding the effect of changes in currency translation rates, net sales compared to the second quarter of 2007 decreased 3.2 percent. Sales were negatively affected by the downturn in the U.S. economy and the related decline in new construction.

PrimaLoft® Products

This segment includes sales of insulation for outdoor clothing, gloves, footwear, sleeping bags, and home furnishings.

Net sales excluding the effect of changes in currency translation rates increased 23.3 percent compared to the same period last year. Outerwear sales in North America and Europe continued to show good growth, while home furnishings sales in North America continued to be negatively affected by weakness in the retail market.

CEO Comments

President and CEO Joe Morone said, “For the past two years, we have been pursuing a cash flow and growth strategy with two near-term objectives: restore the long-term cash-generating potential of PMC, and establish a family of new businesses with significant potential for sustainable and profitable growth. As we have discussed in recent earnings calls, the primary near-term measure of success for this strategy is strong free cash flow, beginning in 2009. Our Q2 2008 results suggest that, despite a weak North American paper industry and general economy, a weakening European paper industry and general economy, and growing pressure on costs from rising oil and commodities prices, we are on track toward realizing those two near-term objectives and strong 2009 cash flow.

“In PMC, our strategy for the past two years has been to offset the impacts of the maturation of the North American and Western European markets by (a) growing volume in these mature markets, (b) growing with the emerging markets in Asia and South America, and (c) reducing costs significantly through a company-wide, three-year restructuring and process-improvement program. This is precisely what took place in Q2: excluding currency effects, global PMC sales were up slightly, with increased volume more than offsetting declines in prices. Sales were strong in Asia and South America, which grew by 7 percent and 5 percent, respectively. And, despite accelerating inflationary pressures, costs in PMC declined as the effects of last year’s plant closures and establishment of the European shared services center were clearly reflected in operating income. Excluding the costs associated with restructuring and performance-improvement initiatives, Q2 2008 earnings per share and EBITDA showed strong improvement compared to Q2 2007. About half of that improvement is due to lower operating costs in PMC.

“Expenditures associated with the restructuring and performance-improvement activities that contributed to these lower operating costs will decline over the next few quarters. SAP expenditures accounted for nearly 40 percent of the Q2 performance-improvement initiatives detailed in Table 3, as the project passed its toughest and most important milestone: go-live in North America at the beginning of July. We are now planning to accelerate SAP implementation through the rest of the enterprise. We expect expenditures to decline from the North American go-live peak and for the project to be substantially complete by the end of Q3 2009.

“Machine relocation costs associated with the various plant closures accounted for a third of the performance-improvement costs in Table 3, and start-up costs associated with the new capacity in Asia accounted for nearly 20 percent of that total. Machine relocations should continue through the year while the Asian expansion is entering a new and critical phase. Construction in China and Korea should be completed this quarter, with operations starting to ramp up no later than the start of the fourth quarter. Our goal for these plants is to produce world-class, quality PMC products. This will require a measured, deliberate pace of scale-up over the next few quarters, which will depress earnings in Asia because of higher depreciation and underutilized capacity. Once fully operational, these plants will dramatically enhance the long-term prospects of our global PMC business.

“Regarding the outlook for PMC revenues, as the Q2 increases in PMC volume suggest, our competitive position in North America and Europe continues to strengthen, and we have made good progress on a number of important contract negotiations in both markets. Nonetheless, the short-term outlook for PMC remains clouded by the economic environment, the cascading effects of the rise in oil and commodities prices, and the impact of both on the already struggling paper industry. In Q2, we did once again see the sharp slowdown in North American PMC consumption at the end of the quarter, and we now expect that pattern to continue through the economic slowdown. Moreover, in four of the last five years, PMC revenues were weaker in Q3 than in Q2, largely because of the effect of summer slowdowns in Europe. Still, the strong Q2 and our growing competitive strength suggest that we should see continued improvement in year-over-year performance.

“AEC also performed well in Q2. Sales were 96 percent ahead of last year, and the business broke even for the second and third months of the quarter. New business development opportunities continue to emerge, and we remain optimistic about the near- and long-term growth prospects of this business. One indicator of those prospects is the array of customers that we are now working with, both on current revenue-generating and future business development projects. On commercial engines, our customers include Snecma, Rolls-Royce, Pratt & Whitney, Honeywell, and GE; our current and future projects range from engine parts for business jets to regional jets to the next-generation single-aisle aircraft. For commercial airframe applications, customers include Messier-Dowty, for the Boeing 787 landing gear struts, and Eclipse Aviation, for the E500 Very Light Jet (VLJ). Finally, for military platforms, involving engine, airframe, and other applications, our customers include Boeing, Northrop Grumman, Rolls-Royce, the U.S. Army, and the U.S. Navy.

“The primary challenge facing this business is to take full advantage of an expanding array of new business development opportunities, most of which won’t generate significant revenue until 2013 and beyond. Most of the costs associated with these new program development activities are included in Corporate R&D rather than in segment earnings, so beginning next year, we will disclose the portion of Corporate R&D expenses associated with these new aerospace composite development projects. But for now, the important point is that our optimism about the future prospects of this business is based on a growing stable of new business development projects that are laying the foundation for significant, growing, and sustainable cash flows at attractive returns.

“Albany Door Systems continues to perform exceptionally well. This business does have a seasonal cycle with Q4 by far the strongest quarter. But the top-line strength exhibited in Q4 of last year has continued through the first half of 2008, thanks to outstanding performance in Europe, in both product and aftermarket sales. We estimate the aftermarket in Europe to be roughly twice the size of the product market, with the potential for operating income at least three times as large. This business continues to demonstrate the ability to grow rapidly while generating cash. The only downside to the Doors business right now is its vulnerability to economic slowdowns, which held back performance in North America in Q2, and which will likely affect Europe by the fourth quarter. The increases in energy and material costs will also dampen results going forward.

“The only major business that underperformed this quarter was Engineered Fabrics; sales were held back by the weak housing market, which has a direct effect on about a quarter of this business.

“But with this one exception, each of the major businesses performed well, despite a weak paper industry and economic environment, and spiraling inflation. We believe this strong performance is indicative of the progress we are making both internally, through our restructuring and performance-improvement activities, and externally, as we strengthen our market position, and it reinforces our confidence that we are on track toward strong cash flows in 2009. At the same time, because of the economic environment coupled with the seasonal effects in PMC, our short-term outlook is cautious, although, for all the reasons cited above, we expect a continuation of the improvement in year-over-year performance.”

The Company plans a live webcast to discuss second-quarter 2008 financial results on Tuesday, August 5, 2008, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

Albany International is a global advanced textiles and materials processing company. Its core business is the world’s leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany’s family of emerging businesses extends its advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, and high-performance industrial doors. Additional information about the Company and its businesses and products is available at www.albint.com.

This release contains certain items, such as sales excluding currency effects, earnings before interest, taxes, depreciation, and amortization (EBITDA), and costs associated with restructuring and performance-improvement initiatives that could be considered non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they provide additional useful information to investors regarding the registrant’s financial condition, results of operations, and cash flows. Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. An understanding of the impact in a particular quarter of specific restructuring and performance-improvement measures, and in particular of the costs associated with the implementation of such measures, on the Company’s net income, operating income and EBITDA, or on the operating income of a business segment, can give management and investors additional insight into quarterly performance, especially when compared to quarters in which such measures had a greater or lesser effect, or no effect.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period.

The Company calculates EBITDA by adding Interest expense, net, Income taxes, Depreciation and Amortization to Net income. We believe that EBITDA provides useful information to investors because it provides one indication of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures and strategic investments, as well as our ability to incur and service debt. While depreciation and amortization are operating costs under GAAP, they are non-cash expenses equal to current period allocation of costs associated with capital and other long-lived investments made in prior periods. While the Company will continue to make capital and other investments in future, it is currently in the process of concluding a period of significant investment in plant, equipment and software. Depreciation and amortization associated with these investments will begin to have a significant impact on the Company’s net income in future quarters. EBITDA is also a calculation commonly used by investors and analysts to evaluate and compare the periodic and future operating performance and value of companies. EBITDA, as defined by the Company, may not be similar to EBITDA measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in our statements of operations.

The following table contains the calculation of second-quarter EBITDA:

	EBITDA Three Months ended June 30,
(in thousands)	2008	2007
Net income	$5,896	$4,405
Interest expense, net	4,763	3,619
Income tax expense/(benefit)	1,726	(2,282)
Depreciation	15,217	14,513
Amortization	1,223	1,211
Total	$28,825	$21,466

This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s Annual Report on Form 10-K) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast, include, without limitation, statements about future economic and paper industry conditions, materials costs, PMC sales and operating income during the next several quarters, revenue growth and income expectations for the Company’s emerging businesses, the amount and timing of anticipated costs and savings associated with cost-reduction and performance-improvement initiatives, pricing conditions in the PMC industry, the amount and timing of capital expenditures, tax rates, and depreciation and amortization. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of various businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results and independent forecasts regarding the markets in which these businesses operate. Historical growth rates are no guarantee of future growth, and such independent forecasts could prove incorrect.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)
(unaudited)

Three Months Ended			Six Months Ended
June 30,			June 30,
2008	2007		2008	2007

$297,201	$256,679	Net sales	$570,409	$507,293
194,003	162,300	Cost of goods sold	372,281	316,117

103,198	94,379	Gross profit	198,128	191,176
86,940	81,360	Selling, technical, general and research expenses	169,328	155,027
1,732	7,112	Restructuring and other, net	7,094	14,721

14,526	5,907	Operating income	21,706	21,428
4,763	3,619	Interest expense, net	9,082	6,884
2,155	540	Other expense, net	1,881	213

7,608	1,748	Income from continuing operations before income taxes	10,743	14,331
1,726	(2,282)	Income tax expense/(benefit)	6,277	890

5,882	4,030	Income before associated companies	4,466	13,441
58	50	Equity in income/(losses) of associated companies	(245)	(235)
5,940	4,080	Income from continuing operations	4,221	13,206

		Discontinued operations:
53	393	Income from operations of discontinued business	313	597
97	68	Income tax expense	130	93
(44)	325	(Loss)/income from discontinued operations	183	504

$5,896	$4,405	Net income	$4,404	$13,710

		Income from continuing operations:
$0.20	$0.14	Basic	$0.14	$0.45
$0.20	$0.14	Diluted	$0.14	$0.44

		Income from discontinued operations:
$0.00	$0.01	Basic	$0.01	$0.02
$0.00	$0.01	Diluted	$0.01	$0.02

		Net income per share:
$0.20	$0.15	Basic	$0.15	$0.47
$0.20	$0.15	Diluted	$0.15	$0.46

$0.12	$0.11	Dividends per share	$0.23	$0.21

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	(unaudited)
	June 30,	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$59,112	$73,305
Accounts receivable, net	246,011	232,440
Inventories	233,123	247,043
Income taxes receivable and deferred	37,476	26,734
Prepaid expenses and other current assets	21,619	22,832
Current assets of discontinued operations	28,902	-
Total current assets	626,243	602,354

Property, plant and equipment, net	552,286	499,540
Investments in associated companies	4,483	5,373
Intangibles	10,305	11,217
Goodwill	206,640	194,660
Deferred taxes	101,514	100,604
Cash surrender value of life insurance policies	45,563	43,701
Other assets	74,168	69,528
Noncurrent assets of discontinued operations	7,475	-
Total assets	$1,628,677	$1,526,977

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$22,174	$32,030
Accounts payable	65,445	82,157
Accrued liabilities	130,601	120,267
Current maturities of long-term debt	10	1,146
Income taxes payable and deferred	4,940	2,970
Current liabilities of discontinued operations	4,749	-
Total current liabilities	227,919	238,570

Long-term debt	504,265	446,433
Other noncurrent liabilities	204,086	188,621
Deferred taxes and other credits	55,937	53,682
Total liabilities	992,207	927,306

Commitments and Contingencies	-	-

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share; authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share; authorized 100,000,000 shares; issued 35,131,455 in 2008 and 34,865,744 in 2007	35	35
Class B Common Stock, par value $.001 per share; authorized 25,000,000 shares; issued and outstanding 3,236,098 in 2008 and 2007	3	3
Additional paid in capital	334,549	326,608
Retained earnings	541,792	544,228
Accumulated items of other comprehensive income:
Translation adjustments	82,896	42,208
Pension liability adjustment	(59,266)	(55,953)
Derivative valuation adjustment	(4,668)	1,565
	895,341	858,694
Less treasury stock (Class A), at cost (8,523,139 shares in 2008 and 8,530,066 in 2007)	258,871	259,023
Total shareholders' equity	636,470	599,671
Total liabilities and shareholders' equity	$1,628,677	$1,526,977

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended
	June 30,
	2008	2007
OPERATING ACTIVITIES
Net income	$4,404	$13,710
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in losses of associated companies	245	235
Depreciation	30,005	28,700
Amortization	2,446	2,342
Provision for deferred income taxes, other credits and long-term liabilities	(1,864)	2,444
Provision for write-off of equipment	790	1,032
Increase in cash surrender value of life insurance	(1,862)	(1,803)
Unrealized currency transaction gains and losses	(1,975)	(334)
Shares contributed to ESOP	3,585	3,013
Stock option expense	85	400
Tax benefit of options exercised	(807)	(730)
Issuance of shares under long-term incentive plan	624	937

Changes in operating assets and liabilities:
Accounts receivable	(5,757)	(8,011)
Inventories	425	(21,724)
Income taxes prepaid and receivable	-	(10,982)
Prepaid expenses	1,311	(2,984)
Accounts payable	(15,246)	(1,208)
Accrued liabilities	5,347	29,626
Income taxes payable	3,373	296
Other, net	(2,500)	(193)
Net cash provided by operating activities	22,629	34,766

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(73,560)	(52,050)
Purchased software	(7,404)	(7,493)
Acquisitions, net of cash acquired	-	(9,233)
Net cash (used in) investing activities	(80,964)	(68,776)

FINANCING ACTIVITIES
Proceeds from borrowings	64,001	47,761
Principal payments on debt	(18,321)	(15,787)
Proceeds from options exercised	2,759	2,244
Tax benefit of options exercised	807	730
Dividends paid	(6,514)	(5,853)
Net cash provided by financing activities	42,732	29,095

Effect of exchange rate changes on cash flows	1,410	(2,656)

(Decrease) in cash and cash equivalents	(14,193)	(7,571)
Cash and cash equivalents at beginning of year	73,305	68,237
Cash and cash equivalents at end of period	$59,112	$60,666

CONTACT:
Albany International Corp.
Investors:
John Cozzolino, Vice President of Strategic Planning,
518-445-2281
john.cozzolino@albint.com
or
Media:
Susan Siegel, Director of Corporate Communications,
518-445-2284
susan.siegel@albint.com